                                                                    EXHIBIT 11.1
                                                                    ------------

              STATEMENT DETAILING COMPUTATION OF PER SHARE EARNINGS

         For the year ended July 31, 2002 per audited Financial Statements:

                - net income (loss)                                ($14,812,001.00)
                                                                    --------------

         Weighted Average Number of Shares
         Outstanding Calculated as follows:                -            13,186,194
                                                           =        ==============


                    NUMBER OF SHARES                WEIGHT             WEIGHTED AVERAGE
                                                                       NUMBER OF SHARES

                       13,153,427                    0.01                      36,081
                       13,169,427                    0.57                   7,613,011
                       13,209,427                    0.42                   5,537,102
                                                                           ----------
                                                                           13,186,194

         Income (Loss) Per Share                                              ($1.123)

         For  the year ended July 31, 2001 per audited Financial Statements:

                  - net income (loss)                                  ($8,522,676.00)
                                                                                                  -------------

         Weighted Average Number of Shares
         Outstanding Calculated as follows                                 12,079,359
                                                                           ==========

                       NUMBER OF SHARES                  WEIGHT                     WEIGHTED AVERAGE
                                                                                    NUMBER OF SHARES
                           9,627,145                      0.09                            844,024
                           9,690,000                      0.08                            796,438
                           9,729,120                      0.02                            159,931
                           9,867,813                      0.03                            324,421
                           9,883,813                      0.04                            352,026
                           9,917,394                      0.02                            163,026
                          10,087,785                      0.03                            276,378
                          10,229,427                      0.01                            140,129
                          12,229,427                      0.02                            201,032
                          13,129,427                      0.03                            359,710
                          13,137,427                      0.10                          1,367,732
                          13,137,427                      0.30                          3,887,239
                          13,153,427                      0.24                          3,207,274
                          ----------                      ----                          ---------

                                                                                       12,079,349

         Income (Loss) Per Share                                                        ($0.706)


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